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                                                                    EXHIBIT 10.2



                                PROMISSORY NOTE



$1,020,236                                                         June 30, 1994


     FOR VALUE RECEIVED, the undersigned Brett N. Silvers (hereinafter called "Maker") promises to pay to the order of First International Bancorp, Inc. (hereinafter called "Payee") at its address at One Commercial Plaza, Hartford, Connecticut, or at such other place as the holder hereof (including the Payee, hereinafter referred to as "Holder") may designate in lawful money of the United States, the principal sum of One Million Twenty Thousand Two Hundred Thirty-Six Dollars ($1,020,236), together with interest on the unpaid balance of this note, beginning as of the date hereof, at an interest rate of seven (7%) percent per annum, together with all expenses, including reasonable attorneys, fees, incurred in any action to collect this note.

    The principal of this note, together with accrued interest, shall be due and payable in full on March 31, 2000. Such interest shall be calculated as simple interest, rather than being compounded. However, if the Cumulative Consolidated Net Income of First International Bancorp, Inc. ("FIB") for its 1994, 1995, 1996, 1997, 1998, and 1999 fiscal years equals or exceeds $20,000,000
("Target"), then, notwithstanding the interest rate and payment required above, no interest shall be payable under this note.

     Maker agrees that (i) if Maker shall fail to pay any sum due under this note within ten (10) days after receiving notice from the Holder that such amount is due; or (ii) if Maker shall suffer or permit the filing by or against it of any petition for adjudication, arrangement, reorganization or the like under any bankruptcy or insolvency law or make an assignment for the benefit of creditors, and if, in the case of an involuntary petition, such petition is not dismissed within thirty (90) days of the filing thereof (each of the events and circumstances in (i) and (ii) being events of default), then, upon the happening of any of such event, the entire indebtedness with accrued interest thereon (if any) due under this note shall be immediately due and payable at the option of the Holder.

     Maker may prepay any amounts on account of principal at any time without the imposition of any fee or penalty. In addition, if any dividends of cash or marketable securities are paid upon the FIB stock pledged by Maker as collateral for this note, the Holder shall have the right to retain or receive
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as a prepayment upon the account of principal of this note an amount equal to
75% of the amount of the dividend received by Maker.

     Notwithstanding any other provision hereof, in enforcing the provisions hereof, the Holder shall not have the right to attach or execute upon any asset of Maker unless and until the Holder shall have exhausted its remedies pursuant to the Stock Pledge Agreement entered into between the Maker and the Payee this day (that is, unless and until all of the shares of FIB Common Stock, par value $.10 per share, pledged by Maker as collateral for this Note have been sold, and the proceeds thereof have been applied to the obligations of Maker set forth in this note).

     This note shall be governed by and construed in accordance with the laws of the State of Connecticut.

     Dated this 30th day of June, 1994.

                                              /s/ Brett N. Silvers
                                              -----------------------------
                                              BRETT N. SILVERS